Exhibit 10.8

Alliqua, Inc.
2150 Cabot Boulevard West
Langhorne, PA 19047

David Stefansky
____________________

Dear David:

This letter agreement shall set forth the terms and conditions pursuant to which Alliqua, Inc., a Florida corporation (“Alliqua”), will engage you to provide consulting services to Alliqua on an independent contractor basis. This agreement is being entered into in connection with the termination of the employment agreement between you and Alliqua dated as of May 31, 2012 (the “Employment Agreement”).

1.   Services.  During the Consulting Period (as defined in Section 2 below), Alliqua hereby engages you as an independent contractor to provide to Alliqua (a) assistance with the transition of your services in connection with your separation from service as an officer of Alliqua (“Transition Services”), and (b) such additional services, as reasonably requested by Alliqua (the “Advisory Services”, and together with the Transition Services, the “Services”).

2.   Consulting Period.  The Consulting Period shall commence as of January 1, 2013, and shall expire on December 31, 2014.  Notwithstanding the foregoing, the Consulting Period shall terminate immediately if (a) the proposed Separation and General Release Agreement attached hereto (the “Separation and Release Agreement”) does not become effective on or before May 31, 2013, (b) you are reasonably determined by Alliqua to be in material breach of this letter agreement or the Separation and Release Agreement, (c) you commit any act or omission that involves dishonesty or disloyalty to Alliqua or its affiliates that results in material harm to Alliqua, or (d) you breach any of the “Surviving Employment Agreement Provisions” as defined in Section 8 below (each, a “Termination Event”).  Alliqua will provide you with written notice of a Termination Event.

3.   Fees.  As fees for all Services rendered by you under this letter agreement, you shall receive consulting fees (“Consulting Fees”) payable as follows:

(i)           Within five business days following the effectiveness of the Separation and Release Agreement, Alliqua will issue to you 8,144,719 shares (the “Shares”) of Alliqua’s common stock, par value $0.001 per share;

(ii)           Alliqua will pay you $2,500 per month, payable on or before the fifth day of each month during the Consulting Period, but not for any month after March 31, 2014.

All Consulting Fees under this letter agreement shall be payable without deduction for federal income, social security, or state or local income taxes.

With respect to the sale by you of any of the Shares, to the extent consistent with applicable law, Alliqua will cooperate with you in connection with the sale of the Shares by causing the removal of any restrictive legends on the certificates for any such Shares, by providing any necessary confirmations to Alliqua’s transfer agent and causing counsel to Alliqua to provide any opinions as may be required in connection with the removal of any such restrictive legends.

4.           Duties.  During the Consulting Period, you shall devote your commercially reasonable efforts and abilities and business time to the Services, to the extent required and in the manner requested by Alliqua, provided that you shall not be required to devote substantially all of your business time to providing the Services and in no event shall you be required to devote more than twenty (20) hours per month to providing the Services.

5.   Independent Contractor.  It is expressly agreed that you are acting solely as an independent contractor in performing the Services.  Neither party to this letter agreement has any authority to bind or commit the other nor will either party’s acts or omissions be deemed the acts of the other.  Alliqua shall carry no worker’s compensation insurance or any health or accident insurance to cover you.  Alliqua shall not pay any contributions to social security, unemployment insurance, federal or state withholding taxes, or provide any other contributions or benefits which might be expected in an employer-employee relationship and you expressly waive any right to such participation or coverage.  By executing this letter agreement, you agree that you shall make such contributions and pay applicable taxes and hereby indemnify and hold harmless Alliqua in the event of your failure to do so.

6.   Confidential Information.  By executing this letter agreement below, you agree that during the course of your providing the Services to Alliqua as an independent contractor, you will have access to “Confidential Information” of Alliqua, within the meaning of Section 6 of the Employment Agreement.  You acknowledge and agree that such Confidential Information gives Alliqua a competitive advantage over others who do not have the information, and that Alliqua would be irreparably harmed if the Confidential Information were disclosed.  Accordingly, by executing this letter agreement below, you agree that during the Consulting Period and at all times thereafter, you shall not for any reason: (i) use the information for any purpose other than for the benefit of Alliqua, or (ii) disclose to any person or entity any such Confidential Information except as necessary during the Consulting Period to perform the Services.  You also agree to take reasonable steps to safeguard any such Confidential Information in your possession or control to prevent its disclosure to unauthorized persons.

Upon expiration or termination of the Consulting Period, or at any earlier time as directed by Alliqua, you agree to immediately deliver to Alliqua any and all Confidential Information in your possession, any other documents or information that you acquired as a result of the Services and any copies of any such documents/information.  You agree not to retain any originals or copies of any documents or materials related to the Alliqua’s business – whether in hard copy or digital form – which you came into possession of or created as a result of this engagement.  You acknowledge that such information, documents and materials are the exclusive property of Alliqua.  After you deliver to Alliqua all Confidential Information in your possession and all other documents and/or information relating to Alliqua’s business, you agree to immediately delete all Confidential Information and other documents and/or information relating to Alliqua’s business from any computer, cellular phone or other digital or electronic device owned by you.  In addition, upon expiration or termination of the Consulting Period, or at any time earlier as directed by Alliqua, you agree to immediately deliver to Alliqua any property of Alliqua’s in your possession.

Alliqua agrees that from and after the time that you are no longer serving on the Board of Directors of Alliqua, that Alliqua will not make available to you or provide to you any material non-public information concerning Alliqua without your prior written consent.

7.   Surviving Employment Agreement Provisions; Extension of Restrictive Covenant Period.  By signing this letter agreement below, you acknowledge and agree that Sections 6 and 7 of the Employment Agreement (the “Surviving Employment Agreement Provisions”) survived the separation of your employment with Alliqua, remain in full force and effect and shall continue to survive the termination of the Consulting Period, and nothing in this letter agreement shall be deemed to alter your obligations with respect thereto; provided, however, nothing set forth in Section 7(a) of the Employment Agreement shall prohibit you from soliciting or doing business with, either directly or indirectly, whether personally or through other persons or entities, any distributor of the Alliqua’s products that was introduced to Alliqua by you or from soliciting, engaging or hiring on behalf of yourself or any person or entity any employee or consultant of Alliqua or any member of Alliqua’s Scientific Advisory Board who was introduced to Alliqua by you.  You hereby agree that for purposes of Section 7 of the Employment Agreement, the term “Restricted Period” as used therein shall be extended until the later of the Restricted Period as defined in such Section of the Employment Agreement or the one-year anniversary of the expiration of the Consulting Period. You represent that you have, at all times, been in compliance with your obligations under the Surviving Employment Agreement Provisions.

8.   Disclosure.  Except as required by its reporting obligations under the Securities Exchange Act of 1934, as amended or as otherwise required by law, Alliqua agrees that it will not without your prior written consent, which consent may not be unreasonably withheld, disclose the terms and provisions of this agreement or the subject matter hereof or issue any press release or other public disclosure, and that with respect to any such required press release or disclosure, Alliqua shall provide you with a reasonable opportunity to review and comment on the same.

9.   Entire Agreement.  This letter agreement, the Surviving Employment Agreement Provisions and the Separation Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersede all agreements and understandings (whether oral or written) between the parties hereto concerning the subject matter hereof.  This letter agreement may be modified by the parties hereto only by a written supplemental agreement executed by both parties.

    Kindly sign your name at the end of this letter agreement to signify your understanding and acceptance of these terms and that no one at Alliqua has made any other representation to you.  The letter agreement, countersigned by you, must be returned to Alliqua.  We look forward to continuing to work with you.

Very truly yours,
           Alliqua, Inc.
By: /s/ Brian Posner

Agreed and accepted this 11th day
of November, 2013

/s/ David Stefansky
David Stefansky